Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (hereinafter “Agreement”) is made and entered into by and between Stephen G. Dormer (hereinafter “Dormer”) and Provident Bank and its parent Provident New York Bancorp (collectively, the “Company”). Company and Dormer are sometimes referred to collectively herein as “the Parties” and individually herein as “Party”.

WHEREAS, Dormer was employed by the Company pursuant to an Employment Agreement dated December 8, 2008 (“Employment Agreement”); and

WHEREAS, Dormer hereby resigns as an employee of the Company effective October 13, 2011 (“Resignation Date”);

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, as settlement of any claims to compensation Dormer might have with respect to his separation of employment, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1. As of the Resignation Date, and at all times forward, Dormer will not hold himself out to any person or entity as being an employee, officer, director, representative, or agent of the Company.

2. Provided that this Agreement becomes effective pursuant to paragraph 5 below, and further provided that Dormer complies with the terms of this Agreement, he shall receive the following consideration, compensation and benefits:

(a) Dormer will be paid for his accrued but unused vacation in the amount of $12,069.90 (less applicable withholding).

(b) Should Dormer timely elect health insurance continuation benefits under COBRA for himself and his dependents, for the first twelve months following the Resignation Date, the Company shall pay the full COBRA premium. Thereafter, Dormer shall be solely responsible for making any COBRA premium payments for subsequent months. In the event that the Company determines, in its discretion, that payment of Dormer’s COBRA premiums may result in a violation of applicable law or the imposition of any penalties under applicable law, the Company may terminate any further payment of such premiums and instead pay to Dormer a lump sum amount, in cash, equal to the remaining premiums that would otherwise have been paid by the Company, as determined by the Company in it is discretion.

(c) The Company shall pay to Dormer, in a lump sum (i) $261,500 (less applicable withholding), which represents one year of base salary, and (ii) $65,000 (less applicable withholding), which represents the average bonus for the previous two years (collectively, the “Separation Payment”). The Separation Payment will be made on April 16, 2012.

(d) The Company releases Dormer from his obligations under Paragraph 11(a)(ii) of the Employment Agreement, and Paragraph 11(a)(ii) shall be deemed null and void.

(e) The Company will not contest Dormer’s application for unemployment benefits.

(f) Other than what is provided for in this paragraph 2, Dormer shall have no right to receive any other consideration, payments, compensation or benefits, under this Agreement or otherwise.

3. In exchange for the considerations provided for in this Agreement, Dormer hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Dormer at any time heretofore had or claimed to have or which Dormer may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested retirement benefits of Dormer under Company’s 401(k) Safe Harbor Plan); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (hereinafter “ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (hereinafter “ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Dormer may now have or may have had, arising from or in any way whatsoever connected with Dormer’s employment or contacts, with Company or any other of the Released Parties.

4. To the extent permitted by law, Dormer agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Dormer agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

5. Older Workers Benefit Protection Act /ADEA Waiver:

(a) Dormer acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Dormer has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

(b) Dormer acknowledges that he has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Dormer further acknowledges that he may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Dormer’s intention to revoke this Agreement. Provided that Dormer does not timely revoke this Agreement, the eighth (8th) day following Dormer’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The Parties also agree that the release provided by Dormer in this Agreement does not include a release for claims under the ADEA arising after the date Dormer signs this Agreement.

6. Dormer shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Dormer’s possession, custody, or control, including any such materials that may be at Dormer’s home.

7. Dormer agrees that he will not publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents. The Company agrees to instruct its directors, officers, and senior management not to publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about Dormer. In the event that a prospective employer of Dormer’s contacts the Company, the Company shall respond by providing only Dormer’s dates of employment, title, last salary, and stating that he resigned to pursue other opportunities.

8. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Dormer, and the Company specifically disclaims any liability to Dormer on the part of itself, its employees, or its agents. This Agreement shall not in any way be construed as an admission by Dormer of any acts of unlawful conduct, wrongdoing or discrimination against the Company, and Dormer specifically disclaims any liability to Company on the part of himself or his agents.

9. This Agreement shall be binding upon Dormer and upon Dormer’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of Dormer and his heirs, administrators, representatives, executors, successors, and assigns.

10. This Agreement sets forth the entire agreement between the Company and Dormer and, except as expressly provided for in this Agreement, fully supersedes any and all prior agreements or understandings between the Company and Dormer pertaining to the subject matter hereof, except that Paragraphs 10, 11(a)(i), 11(a)(iii), 11(b), and 11(c) of the Employment Agreement shall remain in full force and effect. In reaching this Agreement, neither the Company nor Dormer has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

11. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

12. This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles, and Dormer consents to venue and exclusive personal jurisdiction in the state and federal courts of the State of New York for any proceeding arising out of or relating to this Agreement.

13. Dormer acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement. Dormer acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and that Dormer has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

14. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Dormer has executed this Agreement, on the date(s) set forth below.

Stephen G. Dormer

/s/ Stephen G. Dormer
October 13, 2011 /Date

Provident New York Bancorp and
Provident Bank

By:	/s/ Jack Kopnisky
Jack Kopnisky
President/CEO Provident New York Bancorp
October 13, 2011 /Date

4